Exhibit 23(g)3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212328) and on Form S-8 (Nos. 333-26963 and 333-154965) of Southern Company Gas of our report dated February 21, 2017 relating to the financial statements of Southern Natural Gas Company, L.L.C., which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 21, 2017